Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS QUARTERLY REVENUES FROM CONTINUING

OPERATIONS OF $313.8 MILLION

ADJUSTED EPS FROM CONTINUING OPERATIONS OF $0.30

REPURCHASED 1.9 MILLION SHARES OF STOCK IN Q3 FOR $38.5 MILLION

TAMPA, FL, October 28, 2014 (GLOBE NEWSWIRE) — Kforce Inc. (NASDAQ: KFRC), a provider of professional staffing services and solutions, today announced results for its third quarter of 2014. Revenues from continuing operations for the quarter ended September 30, 2014 were $313.8 million compared to $302.8 million for the quarter ended June 30, 2014, an increase of 3.7%, and compared to $280.0 million for the quarter ended September 30, 2013, an increase of 12.1%. Income from continuing operations for the quarter ended September 30, 2014 was $8.0 million compared to $8.0 million for the quarter ended June 30, 2014, and compared to $7.6 million for the quarter ended September 30, 2013. In the quarter ended September 30, 2014, Kforce reported net income of $65.0 million, or $2.06 per share, versus net income of $10.7 million, or $0.33 per share, for the quarter ended June 30, 2014, and net income of $9.0 million and $0.27 per share, for the third quarter of 2013. Results for the third quarter of 2014 were impacted by the $56.1 million net gain on sale of Kforce Healthcare, Inc. which is reported in discontinued operations.

During the third quarter of 2014, the Firm also incurred $2.4 million of pre-tax non-recurring charges, including settlement costs related to the termination of all post retirement health benefit obligations, severance costs related to identified operational alignment efficiencies and inventory adjustments related to our KGS product business. After adjusting for these non-recurring items, adjusted income from continuing operations for the quarter ended September 30, 2014 was $9.4 million, or $0.30 per share.

David L. Dunkel, Chairman and CEO, said, “We are pleased with our performance in the third quarter of 2014. Our third quarter growth was primarily driven by the strong growth rates in both our Tech and FA Flex staffing businesses, which had year-over-year increases of 12.4% and 17.3%, respectively. We are also very pleased with KGS, which has now posted three consecutive quarters of sequential growth and has now grown 2.7% year over year. We believe these growth rates continue to demonstrate our relentless pursuit of gaining customer share coupled with a strong demand environment. Against a backdrop of tempered economic growth, we continue to see a disproportionate share of job growth coming from the temporary staffing sector as we saw another record high achieved in September with the BLS temp penetration rate moving up to 2.1%.”

Mr. Dunkel continued, “We are very excited about our prospects, particularly with recent actions to further refine our focus around our Tech and FA service lines. We remain committed to enhancing shareholder value, and have completed significant share repurchases during the third quarter of 2014. I want to thank all of our clients, consultants and employees for making the third quarter of 2014 a very successful quarter for Kforce.”

Joseph J. Liberatore, President said, “I am very pleased to see another strong quarter from our team; particularly one with success as broad-based as this one, with double digit year-over-year revenue growth rates in both Tech Flex and FA Flex. Our actions in this New Era of Kforce are continuing to drive results and I am proud of the team’s execution in meeting the needs of our clients, consultants and employees in our newly aligned and agile infrastructure.”

Mr. Liberatore noted additional operational results for the third quarter include:

•	Flex revenues of $301.3 million in Q3 ‘14 increased 3.8% from $290.2 million in Q2 ‘14, and increased 12.5% from $267.8 million in Q3 ‘13.

•	Search revenues of $12.5 million in Q3 ‘14 decreased 0.7% from $12.6 million in Q2 ‘14 and increased 2.9% from $12.2 million in Q3 ‘13.

•	Revenue-generating headcount increased 2.6% year-over-year. The Firm expects to make accelerated investments in revenue-generating headcount during the remainder of 2014.

David M. Kelly, Chief Financial Officer, said, “We have made significant progress towards our revenue and earnings goals. Q3 ’14, Q2’14, and Q3 ’13 each contained 64 billing days.” Mr. Kelly continued, “We believe that we are still on track to reach operating margins of 7.5% as annualized revenues approach $1.6 billion through a combination of several factors, including increasing productivity from our revenue-generating team and continuing to capitalize on additional efficiencies in our support structure. We believe we have set the stage for further revenue and operating leverage growth, which we believe will ultimately drive increased value to our shareholders.”

Financial highlights for the third quarter include:

•	Flex gross profit margin from continuing operations increased 30 basis points to 28.5% in Q3 ‘14 from 28.2% in Q2 ‘14 and decreased 100 basis points from 29.5% in Q3 ‘13.

•	Selling, general and administrative expense as a percentage of revenues from continuing operations was 26.2% in Q3’14. Selling, general and administrative expense as a percentage of revenues from continuing operations, as adjusted for the non-recurring charges, was 25.5% in Q3 ‘14 as compared to 25.9% for Q2 ‘14 and 26.9% in Q3 ‘13.

•	During the three months ended September 30, 2014, the Firm repurchased approximately 1.9 million shares of common stock at a total cost of $38.5 million.

Mr. Kelly stated, “In addition, looking forward to the fourth quarter of 2014, we expect revenues from continuing operations may be in the $316 million to $322 million range and earnings per share from continuing operations in the range of $0.30 to $0.32. The fourth quarter of 2014 has 62 billing days, as compared to 64 billing days in the third quarter of 2014.”

On Tuesday, October 28, 2014, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time.

The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EDT, October 28, 2014 through November 4, 2014 by dialing (855) 859-2056, passcode 34070119.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until November 4, 2014.

About Kforce

Kforce (NASDAQ:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology and finance & accounting. Backed by more than 2,600 associates and approximately 12,000 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to repurchase shares; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including the Firm’s Form 10-K for the fiscal year ending December 31, 2013, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,
	2014	2014	2013

Revenue by function:
Technology	$217,643	$211,201	$193,582
Finance & accounting	71,380	67,611	62,247
Government solutions	24,787	23,946	24,127

Total revenue	313,810	302,758	279,956

Costs of services	215,519	208,372	188,901

Gross profit	98,291	94,386	91,055
GP %	31.3%	31.2%	32.5%
Flex GP %	28.5%	28.2%	29.5%

Selling, general & administrative expenses	82,090	78,391	75,284
Goodwill impairment	-	-	-
Depreciation & amortization	2,642	2,393	2,536

Income from operations	13,559	13,602	13,235

Other expense, net	218	470	386

Income from continuing operations before income taxes	13,341	13,132	12,849

Income tax expense	5,346	5,179	5,213

Income from continuing operations	$7,995	$7,953	$7,636

Income from discontinued operations, net of income taxes	57,023	2,750	1,343

Net income	$65,018	$10,703	$8,979

Earnings per share – diluted:
From continuing operations	$0.25	$0.24	$0.23
From discontinued operations	1.81	0.09	0.04

Earnings per share – diluted	$2.06	$0.33	$0.27

Weighted average shares outstanding – diluted	31,553	32,710	33,130

Adjusted EBITDA per share	$0.54	$0.51	$0.49
Adjusted EBITDA	$16,912	$16,542	$16,070

Other information:
Capital expenditures	$1,747	$1,888	$2,389
Working capital	$87,360	$127,197	$102,580

Billing days	64	64	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q3 2014	Q2 2014	Q3 2013

Total Firm

Flex revenue (000’s)	$301,310	$290,168	$267,806
Revenue per billing day (000’s)	$4,708	$4,534	$4,184
Sequential flex revenue change	3.8%	6.5%	6.5%
Year over year flex revenue change	12.5%	15.4%	11.7%

Hours (000’s)	5,030	4,832	4,561
Flex GP %	28.5%	28.2%	29.5%

Search revenue (000’s)	$12,500	$12,590	$12,150

Placements	861	930	852
Average fee	$14,522	$13,526	$14,266

Billing days	64	64	64

Technology

Flex revenue (000’s)	$212,269	$206,165	$188,888
Revenue per billing day (000’s)	$3,317	$3,221	$2,951
Sequential flex revenue change	3.0%	7.1%	7.8%
Year over year flex revenue change	12.4%	17.7%	14.2%

Hours (000’s)	3,050	2,976	2,854
Flex GP %	27.4%	27.4%	28.4%

Search revenue (000’s)	$5,374	$5,036	$4,694

Placements	322	309	295
Average fee	$16,704	$16,276	$15,907

Finance & Accounting

Flex revenue (000’s)	$64,254	$60,057	$54,791
Revenue per billing day (000’s)	$1,004	$938	$856
Sequential flex revenue change	7.0%	5.2%	3.5%
Year over year flex revenue change	17.3%	13.4%	6.1%

Hours (000’s)	1,980	1,856	1,707
Flex GP %	30.0%	29.9%	30.3%

Search revenue (000’s)	$7,126	$7,554	$7,456

Placements	539	621	557
Average fee	$13,219	$12,156	$13,396

Government Solutions

Flex revenue (000’s)	$24,787	$23,946	$24,127
Revenue per billing day (000’s)	$387	$374	$377
Sequential flex revenue change	3.5%	5.2%	3.6%
Year over year flex revenue change	2.7%	2.8%	6.3%
Flex GP %	33.4%	30.6%	36.1%

Kforce Inc.

Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.

Adjusted Income and Earnings Per Share from Continuing Operations

	Three Months Ended
	Sept. 30,
	2014
	$	Per share

Income from continuing operations	$7,995	$0.25
Non-recurring operating charges, pre-tax:
Post retirement health benefit plan terminations, pre-tax	1,548	0.05
Severance related to identified operational efficiencies, pre-tax	502	0.02
Inventory adjustment related to KGS product business, pre-tax	370	0.01

Non-recurring operating charges, pre-tax	$2,420	0.08
Income tax expense	970	0.03

Adjusted income from continuing operations	$9,445	$0.30

Weighted average shares outstanding - basic	31,347
Weighted average shares outstanding - diluted	31,553

“Adjusted Income and Earnings Per Share from Continuing Operations”, a non-GAAP financial measure, is defined as income and earnings per share from continuing operations, adjusted for certain non-recurring operating charges, which management believes are not indicative of the Firm’s core operating results. Adjusted Income and Earnings Per Share from Continuing Operations should not be considered a measure of financial performance under generally accepted accounting principles and are presented as an alternative method for assessing the Firm’s operating results in a manner that is focused on the performance of our ongoing operations and provide consistency and comparability of the Q3 2014 results with income earnings per share from continuing operations and from prior periods.

Quarterly Adjusted EBITDA

	Three Months Ended
	Sept. 30,		Jun. 30,		Sept. 30,
	2014		2014		2013
	$	Per share	$	Per share	$	Per share

Net income	$65,018	$2.06	$10,703	$0.33	$8,979	$0.27
Income from discontinued operations, net of income taxes	57,023	1.81	2,750	0.09	1,343	0.04

Income from continuing operations	$7,995	$0.25	$7,953	$0.24	$7,636	$0.23
Depreciation & amortization	2,642	0.08	2,393	0.07	2,536	0.08
Stock-based compensation expense	671	0.02	588	0.02	336	0.01
Interest expense and other	258	0.01	429	0.02	349	0.01
Income tax expense	5,346	0.18	5,179	0.16	5,213	0.16

Adjusted EBITDA	$16,912	$0.54	$16,542	$0.51	$16,070	$0.49

Weighted average shares outstanding - basic	31,347		32,481		32,985
Weighted average shares outstanding - diluted	31,553		32,710		33,130

“Adjusted EBITDA”, a non-GAAP financial measure, is defined as earnings before discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to evaluate our operations including our ability to generate cash flows and, consequently, management believes this is useful information to investors.